Exhibit 99_1

NEWS	CONTACT:	Murray H. Gross, President & CEO
U.S. Home Systems, Inc.
214.488.6300 mgross@ushomesystems.com

Terri MacInnis, Dir. of Investor Relations
Bibicoff & Associates, Inc.
818.379.8500 terrimac@pacbell.net

U.S. HOME SYSTEMS REPORTS RECORD REVENUES FOR

SECOND QUARTER AND SIX-MONTH PERIODS

Excluding One-Time Charge, Returns to Profitability In Q2

DALLAS, TX. AUG. 10, 2005 — U.S. Home Systems, Inc. (NasdaqNMS: USHS) today reported financial results for the second quarter and six-month periods ended June 30, 2005. For the second quarter 2005, consolidated revenues increased 10.7% to a record $26,369,000 as compared with $23,822,000 in the three months ended June 30, 2004. Net loss for the second quarter 2005 was $436,000, or $0.06 per share, as compared with net income of $406,000, or $0.06 per share, for the second quarter 2004. The net loss in the quarter included a pre-tax restructuring charge of $1,321,000 related to the Company’s reorganization of its exterior products operations of which $1,129,000 represented a non-cash charge for impairment of certain deck manufacturing equipment. Excluding the restructuring charge, net income from continuing operations was approximately $365,000, or $0.05 per share, as compared with $361,000, or $0.05 per share, for the three months ended June 30, 2004.

For the six months ended June 30, 2005, consolidated revenues increased 13% to a record $47,497,000 as compared with $42,003,000 in the prior year period. Net loss was $1,652,000, or $0.21 per share, as compared with net income of $132,000, or $0.02 per share, for the six months ended June 30, 2004. Excluding the previously described restructuring charge, net loss from continuing operations for the six months ended June 30, 2005 was $868,000, or $0.11 per share.

“Our financial performance for the quarter exceeded expectations,” said Murray H. Gross, Chairman, President and Chief Executive Officer of USHS. “We also continued to execute on our growth strategy with The Home Depot. During the second quarter 2005 we opened new kitchen and bath sales and installation centers located in Texas and Utah serving an aggregate of 140 The Home Depot stores. In the exterior products segment, we commenced offering wood deck products to The Home Depot customers in approximately 60 stores in the Minneapolis and St. Louis markets. Although we routinely incur operating losses in new markets, we now have a number of maturing The Home Depot markets in our business and consequently operating losses resulting from opening new markets have a lessening impact on our overall financial performance.”

USHS is engaged in two lines of business - the home improvement and the consumer finance business. The Company’s home improvement operations include two reporting segments, the interior products segment and the exterior products segment. In the interior products segment, principal product lines include kitchen and bathroom cabinetry and cabinet refacing products and countertops. In the exterior products segment, the product line includes wood decks and related accessories. Since October 2003, the Company’s home improvement operations have been engaged in an aggressive expansion program with The Home Depot. For the six months ended June 30, 2005, the Company has completed the opening of nine new sales and installation centers serving approximately 225 The Home Depot stores. At June 30, 2005, the Company’s kitchen and bath products were available to The Home Depot customers in approximately 535 stores as compared with approximately 300 stores at June 30, 2004. Wood deck products were being offered in approximately 400 stores at June 30, 2005 as compared with 240 stores at June 30, 2004.

Interior Products Segment - Revenues in the second quarter 2005 increased $4,665,000, or 29.6%, to $20,432,000 from $15,767,000 in the second quarter last year. For the six months ended June 30, 2005, revenues in the interior products segment increased $9,779,000, or 35.2%, to $37,560,000 from $27,781,000 in the same period last year. The increase in revenues principally reflects the expansion of the Company’s interior products operations serving The Home Depot.

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USHS REPORTS Q2 2005 RESULTS	PAGE TWO

Net income from continuing operations in the interior products segment was $952,000 for the second quarter 2005 as compared with $293,000 for second quarter 2004. For the six months ended June 30, 2005, net income from continuing operations was $1,034,000 as compared with $193,000 for same period last year.

Exterior Products Segment - Revenues in the exterior products segment were $4,386,000 in the second quarter 2005, a decline of approximately 33% from $6,589,000 in the same quarter last year. For the six months ended June 30, 2005, revenues were $6,882,000 as compared with $11,341,000 the same period last year.

Net loss was $1,347,000 for second quarter 2005 as compared with net income of $35,000 in the prior year quarter. Excluding the restructuring charge recorded in the second quarter 2005, net loss was $534,000. For the six months ended June 30, 2005, net loss was $2,540,000 as compared with a loss of $119,000 for the same period last year. Excluding the restructuring charge, net loss for the six months ended June 30, 2005 was $1,727,000.

“Since October 2004, we have taken a number of actions to return our deck operation to profitability,” said Gross. “In April 2005 we implemented a full restructuring of our deck operations and consolidated manufacturing into our Woodbridge, Virginia manufacturing center. We ceased manufacturing wood decks at our Glen Mills, Pennsylvania, Westborough, Massachusetts, and Bridgeport, Connecticut, facilities and we converted these facilities to sales, installation and warehouse centers to service our customers in these markets. This action has reduced a significant portion of the staffing and fixed expenses associated with operating deck manufacturing facilities. I am confident that the actions we have taken to date are important steps toward our USA Deck operations return to profitability. As I stated at the end of the first quarter 2005, we expect this segment to return to profitability in the third quarter 2005.”

Consumer Finance Operations: Second quarter revenues in this business segment were $1,551,000 as compared with $1,466,000 in the prior year quarter. For the six months ended June 30, 2005, revenues were $3,055,000 as compared with $2,881,000 in the prior year period.

Net loss for the finance segment was $53,000 in the second quarter 2005 as compared with net income of $33,000 for the same period last year. For the six months ended June 30, 2005, net loss was $175,000 as compared with net income of $31,000 in the prior year period.

Gross concluded, “We are encouraged by the continuing growth of all of our business segments in the second quarter and we look forward to an improved third quarter. We believe new opportunities will be presented to us by The Home Depot as we continue to demonstrate our success in The Home Depot programs. Demand for our home improvement products remains very strong. Although we don’t expect any significant changes in our finance business for next few quarters, we continue to seek to grow our finance business and our RIO portfolio.”

Management of USHS will host a conference call to discuss its second quarter and six months 2005 results at 10:00 a.m. CDT, Thursday, August 11, 2005.

To participate in the call, please dial 800-299-7098 (international callers dial 617-801-9715) at least five minutes prior to the start time of the call. The pass code for the call is 88990913. The call will also be simulcast and can be accessed on the Internet by individual investors at www.earnings.com and accessed by institutional investors at www.streetevents.com.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on these web sites for 14 days. A telephone replay of the call will also be available through August 18, 2005. To listen to the telephone replay, dial 888-286-8010 (617-801-6888 outside the U.S.) and enter conference replay pass code 78771436.

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USHS REPORTS Q2 AND SIX-MONTH 2005 RESULTS	PAGE THREE

FINANCIAL HIGHLIGHTS

	(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
Consolidated Statements of Operations (In thousands, except shares and per share amounts)	2005	2004	2005	2004
Revenues	$26,369	$23,822	$47,497	$42,003
Operating income (loss)	(674)	589	(2,569)	224
Income (loss) for continuing operations before income taxes	(737)	599	(2,688)	176
Income tax expense (benefit)	(289)	238	(1,007)	71
Net income (loss) from continuing operations	(448)	361	(1,681)	105
Net gain (loss) on discontinued operations	12	45	29	27
Net income (loss)	$(436)	$406	$(1,652)	$132
Net income (loss) per common share – basic and diluted:
Continuing operations	$(0.06)	$0.05	$(0.21)	$0.02
Discontinued operations	—	.01	—	—
Net income (loss)	$(0.06)	$0.06	$(0.21)	$0.02
Number of weighted-average shares of common stock outstanding – basic	7,890,769	6,608,883	7,890,262	6,568,195
Number of weighted-average shares of common stock outstanding – diluted	7,890,769	6,977,392	7,890,262	6,961,423

Segment Information:
Revenues:
Interior Products	$20,432	$15,767	$37,560	$27,781
Exterior Products	4,386	6,589	6,882	11,341
Consumer Finance	1,551	1,466	3,055	2,881
Total	$26,369	$23,822	$47,497	$42,003
Income (loss) before income taxes from continuing operations:
Interior Products	$1,572	$487	$1,723	$321
Exterior Products	(2,236)	58	(4,125)	(196)
Consumer Finance	(73)	54	(286)	51
Total	$(737)	$599	$(2,688)	$176
Net Income (loss) from continuing operations:
Interior Products	$952	$293	$1,034	$193
Exterior Products	(1,347)	35	(2,540)	(119)
Consumer Finance	(53)	33	(175)	31
Total	$(448)	$361	$(1,681)	$105

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USHS REPORTS Q2 AND SIX-MONTH 2005 RESULTS	PAGE FOUR

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures designs, sells and installs custom quality specialty home improvement products and provides financing services to customers of residential contractors throughout the United States. The Company’s home improvement products are marketed directly to consumers through a variety of media sources under nationally recognized brands, including The Home Depot® Kitchen and Bathroom Refacing, The Home Depot Installed Decks and Century 21 Home Improvement, and under our Facelifters brand. The Company’s product lines include replacement kitchen cabinetry, kitchen cabinet refacing and countertop products utilized in kitchen remodeling, bathroom refacing and related products utilized in bathroom remodeling, wood decks and related accessories, replacement windows and patio doors. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The Company’s consumer financing business purchases retail installment obligations from residential remodeling contractors throughout the United States, including contracts originated by our own home improvement operations.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

8/10/05

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